
                                   EXHIBIT 11

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)


                                               For the Six Months Ended August 31,
                                            ------------------------------------------
                                                    2003                  2002
                                            -------------------   --------------------
                                              Basic     Diluted     Basic     Diluted
                                            ---------  ---------  ---------  ---------
Net income                                  $  74,753  $  74,753  $  86,941  $  86,941
Dividends on preferred stock                     (844)      -          -          -
                                            ---------  ---------  ---------  ---------
Income available to common stockholders     $  73,909  $  74,753  $  86,941  $  86,941
                                            =========  =========  =========  =========

Shares:
Weighted average common shares
  outstanding                                  95,726     95,726     89,268     89,268
Adjustments:
  Stock options                                  -         3,101       -         3,282
  Preferred stock                                -         1,089       -          -
                                            ---------  ---------  ---------  ---------
Adjusted weighted average common
  shares outstanding                           95,726     99,916     89,268     92,550
                                            =========  =========  =========  =========

Earnings per common share                   $    0.77  $    0.75  $    0.97  $    0.94
                                            =========  =========  =========  =========


                                              For the Three Months Ended August 31,
                                            ------------------------------------------
                                                    2003                  2002
                                            -------------------   --------------------
                                              Basic     Diluted     Basic     Diluted
                                            ---------  ---------  ---------  ---------
Net income                                  $  35,564  $  35,564  $  49,572  $  49,572
Dividends on preferred stock                     (844)      -          -          -
                                            ---------  ---------  ---------  ---------
Income available to common stockholders     $  34,720  $  35,564  $  49,572  $  49,572
                                            =========  =========  =========  =========

Shares:
Weighted average common shares
  outstanding                                  98,572     98,572     89,691     89,691
Adjustments:
  Stock options                                  -         3,381       -         3,338
  Preferred stock                                -         2,178       -          -
                                            ---------  ---------  ---------  ---------
Adjusted weighted average common
  shares outstanding                           98,572    104,131     89,691     93,029
                                            =========  =========  =========  =========

Earnings per common share                   $    0.35  $    0.34  $    0.55  $    0.53
                                            =========  =========  =========  =========